Exhibit (m)(1)

WILLIAM BLAIR ETF TRUST

DISTRIBUTION PLAN

DISTRIBUTION PLAN, dated as of July 29, 2026 of WILLIAM BLAIR ETF TRUST, a Delaware statutory trust (the “Trust”).

WITNESSETH

WHEREAS, the Trust is engaged in business as an open-end, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”);

WHEREAS, the Trust has established series of beneficial interest representing interests in different portfolios or funds of the Trust (each, a “Fund”) to be distributed subject to Rule 12b-1 promulgated by the Securities and Exchange Commission (the “SEC”) under the 1940 Act (“Rule 12b-1”), and desires to adopt this distribution plan (the “Plan”) as a plan of distribution pursuant to Rule 12b-1;

WHEREAS, the Trust desires that the Funds’ principal underwriter/distributor, as may be appointed from time to time (the “Underwriter”), provide certain distribution services for the Funds’ shares in connection with the Plan;

WHEREAS, the Trust has entered into a distribution agreement (in a form approved by the Trust’s Board of Trustees in a manner specified in Rule 12b-1) with the Underwriter, whereby the Underwriter renders services to the Funds in connection with the offering and distribution of a Fund’s shares (the “Distribution Agreement”);

WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to make an informed determination whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of a Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit each Fund and its shareholders;

NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan for the Funds as a plan of distribution of the Funds’ shares in accordance with Rule 12b-1, on the following terms and conditions:

1.	(a)

The Trust, on behalf of each Fund, is authorized to compensate the Underwriter for services provided and expenses incurred by it in connection with the offering of shares of the Funds, which may include, without limitation, amounts expended to finance any activity primarily intended to result in the sale of shares of the Fund or the provision of investor services. Services and expenses for which the Underwriter may be compensated include, without limitation: (i) marketing and promotional services including advertising; (ii) providing facilities to answer questions from prospective investors about the Funds; (iii) receiving and answering correspondence or responding to shareholder inquiries, including requests for prospectuses and statements of additional information; (iv) preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; (v) complying with federal and state securities laws pertaining to the sale of shares; and (vi) such other services and obligations as are set forth in the Distribution Agreement. The Underwriter may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons to the extent permitted under applicable law for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Underwriter, or to pay any of the expenses associated with other activities authorized under this paragraph. Nothing in this Plan is intended to or shall cause there to be any implication that compensation for the services described herein may be made only pursuant to a plan of distribution under Rule 12b-1.

(b)

The amount of compensation paid during any one year for the services described herein shall be 0.25% of a Fund’s average daily net assets for such year. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine. The payment of compensation to the Underwriter is subject to compliance by the Underwriter with the terms of the Distribution Agreement. For the purposes of determining the

Exhibit (m)(1)

compensation payable under this Plan, the average daily net asset value of a Fund shall be computed in the manner specified in the Trust’s Declaration of Trust and the Fund’s current prospectus.

(c)

The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that the amounts paid hereunder shall not exceed any limitations, including permissible interest, imposed by applicable Financial Industry Regulatory Authority, Inc. (“FINRA”) or SEC rules. Appropriate adjustments to payments made pursuant to clause (b) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by a Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by FINRA Rule 2341 or any applicable successor rule.

(d)

In addition to the payments which the Trust, on behalf of each Fund, is authorized to make pursuant to this paragraph 1, to the extent that the Trust, on behalf of any Fund, William Blair Investment Management, LLC (the “Adviser”), the Underwriter or other parties on behalf of a Fund, the Adviser or the Underwriter make payments that are deemed to be payments by a Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1, then such payments shall be deemed to have been made pursuant to this Plan; provided, however, that the amount of such payments is deemed to be in addition to, rather than part of, the amount of compensation paid pursuant to paragraph 1(b) hereof.

2.

Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

3.

This Plan shall become effective upon approval by (i) a vote of the Board of Trustees, and (ii) a vote of a majority of the Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Qualified Trustees”), in a manner consistent with the 1940 Act, the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff.

4.

This Plan and any agreements related to this Plan shall continue in effect for a period of more than one year only so long as such continuance is “specifically approved at least annually” by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Plan shall expire on the first anniversary of the adoption of this Plan following the last such approval.

5.

After Fund shares have been issued, this Plan may be amended as to any Fund at any time by the Board of Trustees, provided that this Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a “majority of the outstanding voting securities” of the relevant Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a “majority of the outstanding voting securities” of the relevant Fund.

6.

Any agreement related to this Plan shall be in writing and shall provide: (i) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a “majority of the outstanding voting securities” of the relevant Fund, on not more than sixty (60) days’ written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its “assignment.”

7.

The Trust, the Underwriter and any other person authorized to direct the disposition of monies paid or payable by the Trust or a Fund hereunder or pursuant to any related agreement shall provide to the Trust’s Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

8.	While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust.

9.

For the purposes of this Plan, the terms “assignment,” “interested persons,” “majority of the outstanding voting securities” and “specifically approved at least annually” are used as defined in the 1940 Act, subject

Exhibit (m)(1)

to applicable guidance or interpretation of the SEC or its staff.

10.

The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the “Records”), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

11.	This Plan shall be construed in accordance with the laws of Delaware and the applicable provisions of the 1940 Act.

12.	If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

13.

The obligations of the Trust and each Fund hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only a Fund’s property shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

Effective July 29, 2026

3